                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Flowserve Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

[FLOWSERVE LOGO]

                                                             Irving, Texas 75039
                                                             March 18, 2002


                          NOTICE OF 2002 ANNUAL MEETING
                                 OF SHAREHOLDERS


Flowserve's Annual Meeting of Shareholders will be held on Thursday, April 18, 2002, at 11:00 a.m. We are holding the meeting at the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas. If you owned Flowserve common stock at the close of business on March 4, 2002, you may vote at this meeting.

At the meeting we plan to:

         o        elect three directors to each serve a three-year term, and

         o        attend to other business properly presented at the meeting.

This booklet includes the notice of annual meeting and the proxy statement. The proxy statement contains information you should consider when you vote your shares. The Board is not aware of any other proposals for the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, we hope that you will vote. We ask you to vote by completing and mailing the proxy card in the enclosed envelope.



                                On behalf of Flowserve's Board of Directors,



                                Ronald F. Shuff
                                Vice President, Secretary and General Counsel

                              FLOWSERVE CORPORATION
                                 PROXY STATEMENT


THE ANNUAL MEETING AND VOTING

This proxy statement and proxy card contain information about the election of directors you will vote on at the annual meeting.

Who can vote and number of votes

If you are a shareholder of record at the close of business on March 4, 2002, you can vote. You have one vote for each share you own.

How to vote

You may vote in person by attending the meeting or by completing and returning a proxy by mail. To vote your proxy, mark your vote on the enclosed proxy card; then follow the instructions on the card. Your shares will then be voted according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

Changing your vote

You can revoke your proxy before the time of the meeting by:

         o        mailing in a revised proxy dated later than the first or

         o notifying Flowserve's corporate secretary in writing that you are revoking your proxy.

You may also revoke your proxy by voting in person at the meeting.

A quorum for the meeting

A majority of the outstanding shares, present or represented by proxy, is a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Votes withheld from director nominees count at the meeting for purposes of determining a quorum.


Under the law of New York, Flowserve's state of incorporation, only "votes cast" count in the voting results. Withheld votes will not be considered "votes cast." Directors are elected by a plurality of votes cast.

At the close of business on March 4, 2002, the record date for the meeting, Flowserve had 45,310,922 shares of common stock which may be voted.

Cost of proxy solicitation

Flowserve pays the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

Shareholder director nominations

If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of Flowserve at that meeting. You may do this by sending a written notice to: Corporate Secretary, Flowserve Corporation, 222 West Las Colinas Boulevard, Suite 1500, Irving, TX 75039. The notice must include certain information about the persons you nominate. Generally, we must receive it not less than 50 days before the annual meeting date. However, if fewer than 60 days' notice of the meeting date is given to shareholders, we must receive it not later than the tenth day following this notice. The proposed nomination will be referred to the Executive Committee of the Board for further consideration. For complete details, contact the corporate secretary.

Shareholder proposals

Flowserve plans to hold its next annual meeting on April 17, 2003. You must submit shareholder proposals in writing by November 18, 2002, for them to be considered for the 2003 proxy statement. Please address all shareholder proposals to the corporate secretary of Flowserve at the above address.

Voting by participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, the proxy card serves as a voting instruction to the trustee for the Plan. This card indicates the number of shares of common stock credited to your account under the Retirement Savings Plan as of March 4, 2002, the record date for voting at the meeting.

         o If you sign and return the card on time, the trustee will vote the shares as you have directed.

         o If you do not return the card, the trustee will vote your shares in the same proportion as the shares voted by participants who return their cards to the trustee.

Vote counting

Votes are counted by employees of National City Bank, Flowserve's independent transfer agent and registrar. This bank is inspector of elections.

BOARD OF DIRECTORS

Committees and meetings of the Board

The Board of Directors considers all major decisions of Flowserve. The Board met five times in 2001. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Board maintained the following committees in 2001:

Audit/Finance Committee

The Audit/Finance Committee advises the Board on strategic financial matters, including making recommendations on acquisitions, divestitures, major financing, pension fund performance, capital structure and dividend policy. The committee meets with Flowserve's independent auditors, as well as the Company's internal auditors and management personnel, to review the scope and results of the annual external and internal audits of the Company. The committee considers the recommendations of the independent internal and external auditors pertaining to accounting practices, policies and procedures, and overall internal controls. The committee approves major capital expenditures made in the ordinary course of business. It also approves annually the appointment of independent auditors for the Company. In addition, this committee issued the report of the Audit/Finance Committee located on page 15 of this proxy statement. The committee met five times in 2001.

Compensation Committee

The Compensation Committee is responsible for establishing executive compensation for officers and key management personnel. This is done by the committee in a manner that is internally equitable, externally competitive and an incentive for effective performance in the best interests of shareholders. The committee has the authority of the Board to fix the compensation of officers, including the Chief Executive Officer, who are elected by the Board. The committee is responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. In addition, this committee issues the report of the Compensation Committee on executive compensation located on page 12 of this proxy statement. The committee met four times in 2001.

Executive Committee

The Executive Committee has authority to act on behalf of the Board, except about matters not delegable to a committee under the New York Business Corporation Law. The committee makes recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director. The committee also reviews and makes recommendations to the Board on Board self-governance matters. This committee met two times in 2001.

BOARD SELF-GOVERNANCE GUIDELINES

The Board has adopted internal self-governance guidelines designed to promote superior management of the Company. The guidelines address the director selection process and the composition of Board committees (including selection of an outside director as chairperson of the Executive Committee). They also cover the formal process for Board review of Chief Executive Officer, individual director and full Board performance. The guidelines establish requirements for director stock ownership, including requiring the receipt of one-half of a director's target annual compensation in the form of restricted common stock. The guidelines further mandate that directors own common stock with a value of at least $100,000 by the end of his or her fifth year of Board service. Finally, these guidelines require the offer of resignation by a non-employee director when the director's principal occupation has changed during a term of office.

DIRECTORS' COMPENSATION

Non-employee directors receive an annual retainer with a total target value of $45,000 per year. The cash portion of this retainer is $25,000 and the remaining portion is paid in the form of restricted stock with a grant date valuation equal to $20,000. Dividends and voting rights accompany the restricted stock which vests after one year. Non-employee directors also receive an annual stock option grant at fair market value covering 1,500 shares of common stock. Committee chairpersons receive an additional annual retainer of $2,500 and an additional option grant of 200 shares. All non-employee directors are also eligible to receive $500 for attendance at any special meeting requiring travel.

Directors may elect to defer all or part of this compensation. Interest is paid on cash deferrals. For directors electing to defer the cash retainer in the form of Flowserve stock, the deferral is increased by 15%.

ELECTION OF DIRECTORS

Flowserve's Board of Directors has nine members who are divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years.

The Board of Directors has nominated three members of the class of directors, whose terms of office are expiring, to each serve for new three-year terms that will end in 2005. They are Messrs. Michael F. Johnston, Charles M. Rampacek and Kevin E. Sheehan.

The individuals named as proxies on the enclosed proxy card will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the Board may reduce the number of directors or choose a substitute.

            NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2005


MICHAEL F. JOHNSTON

Age:                                  54

Director since:                       1997

Flowserve Board Committee:            Compensation Committee

Principal occupation:                 President and Chief Operating Officer of Visteon Corporation, a supplier of automotive components and systems, since September 2000.

Recent business experience:           Before joining Visteon, Mr. Johnston was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific,
                                      Automotive Systems Group, from 1999 to September 2000, President of Americas Automotive Group
                                      from 1997 to 1999, Vice President and General Manager of ASG Interior Systems Business during
                                      1997, Vice President and General Manager of the Johnson Controls Battery Group from 1993 to
                                      1997, and Vice President and General Manager of SLI Battery Division from 1991 to 1993.

                                      ----------------------------------------------------------------------------------------------

CHARLES M. RAMPACEK

Age:                                  58

Director since:                       1998

Flowserve Board Committee:            Audit/Finance Committee

Principal occupation:                 Chairman of the Board of Probex Corp., an energy technology company providing proprietary oil recovery services, since December 2000 and its President and Chief Executive Officer since
                                      August 2000.

Recent business experience:           From 1996 to August 2000, Mr. Rampacek served as President and Chief Executive Officer of
                                      Lyondell - Citgo Refining LP, a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc and its energy related subsidiaries, including
                                      President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas
                                      Operations and Senior Vice President of Refining.

Other directorships:                  Orion Refining Corporation, a crude oil refinery.

                                      ----------------------------------------------------------------------------------------------

KEVIN E. SHEEHAN

Age:                                  56

Director since:                       1990

Flowserve Board Committees:           Executive Committee (Chair) and Compensation Committee

Principal occupation:                 Managing General Partner of CID Equity Partners, a venture capital firm, concentrating on early-stage and high-growth entrepreneurial companies; partner since January 1994.

Recent business experience:           Before joining CID Equity Partners, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years. He served as Vice
                                      President-Computer Systems and Telecommunications from 1980 to 1983; Vice President-Worldwide
                                      Parts and Service from 1983 to 1986; and Vice President-Components Group from 1986 to 1993.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2003


C. SCOTT GREER

Age:                                  51

Director since:                       1999

Flowserve Board Committee:            Executive Committee

Principal occupation:                 President of Flowserve since July 1999, Chief Executive Officer since January 2000 and
                                      Chairman of the Board since April 2000.

Recent business experience:           Mr. Greer was Chief Operating Officer of Flowserve in 1999 until becoming Chief Executive
                                      Officer in January 2000. Before joining Flowserve, Mr. Greer had been President of UT
                                      Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to
                                      1997.

                                      ----------------------------------------------------------------------------------------------

DIANE C. HARRIS

Age:                                  59

Director since:                       1993

Flowserve Board Committee:            Audit/Finance Committee (Chair) and Executive Committee

Principal occupation:                 President of Hypotenuse Enterprises, Inc., a merger and acquisition service and corporate development outsourcing company.

Recent business experience:           Ms. Harris was Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products company, from 1981 to 1996, when she left to lead Hypotenuse Enterprises, Inc.
                                      She was a director of the Association for Corporate Growth from 1993 to 1998 and its President from 1997 to 1998.

                                      ----------------------------------------------------------------------------------------------

JAMES O. ROLLANS

Age:                                  59

Director since:                       1997

Flowserve Board Committee:            Audit/Finance Committee

Principal occupation:                 Group Executive, Fluor Corporation, a major engineering and construction firm, since 2001.

Recent business experience:           Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a
                                      subsidiary of Fluor Corporation from 1999 to 2001. He was Senior Vice President of Fluor from
                                      1992 to 1999. He was also its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994,
                                      Chief Administrative Officer from 1994 to 1998 and Vice President, Corporate Communications,
                                      from 1982 to 1992.

Other directorships:                  Fluor Corporation and Cupertino Electric, an electrical contractor.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

HUGH K. COBLE

Age:                                  67

Director since:                       1994

Flowserve Board Committee:            Compensation Committee

Principal occupation:                 Vice Chairman Emeritus of Fluor Corporation, a major engineering and construction firm.

Recent business experience:           Mr. Coble was a director of Fluor Corporation from 1984 and Vice Chairman from 1994 until his retirement in 1997. He joined Fluor Corporation in 1966 and was Group President of Fluor
                                      Daniel, Inc., a subsidiary of Fluor Corporation, from 1986 to 1994.

Other directorships:                  Beckman Coulter, Inc., a company that sells medical instruments, and Escend Technologies, a software development company.

                                      ----------------------------------------------------------------------------------------------

GEORGE T. HAYMAKER, JR.

Age:                                  64

Director since:                       1997

Flowserve Board Committees:           Compensation Committee (Chair) and Executive Committee

Principal occupation:                 Non-executive Chairman of the Board of Kaiser Aluminum Corporation, a company that operates in all principal aspects of the aluminum industry, since October 2001. Non-executive Chairman of the Board of Safelite Auto Glass, a provider of automobile replacement glass, since October
                                      2000.

Recent business experience:           Mr. Haymaker was Chairman of the Board of Kaiser Aluminum Corporation from 1994 until May 2001
                                      (non-executive Chairman after January 2000) and its Chief Executive Officer from 1994 to 1999.
                                      Before joining Kaiser Aluminum in 1993 as its President and Chief Operating Officer, Mr.
                                      Haymaker worked with a private partner in the acquisition and redirection of several metal fabricating companies. He was Executive Vice President of Alumax, Inc. from 1984 to 1986 and was Vice President - International Operations for Alcoa, Inc. from 1982 to 1984.

Other directorships:                  CII Carbon, L.L.C., a supplier for aluminum smelters, and Mid-America Holdings, Ltd., an aluminum extruder.

                                      ----------------------------------------------------------------------------------------------

WILLIAM C. RUSNACK

Age:                                  57

Director since:                       1997

Flowserve Board Committees:           Audit/Finance Committee and Executive Committee

Principal occupation:                 Advisor to and Former President, Chief Executive Officer, Chief Operating Officer and a
                                      director of Premcor Inc., a company which refines crude oil to manufacture petroleum products, since 1998.

Recent business experience:           Before joining Premcor Inc., Mr. Rusnack served 31 years with Atlantic Richfield Company, or
                                      ARCO, an integrated petroleum company, most recently as Senior Vice President of ARCO, from
                                      1990 to 1998 and President of ARCO Products Company from 1993 to 1998.

Other directorships:                  Sempra Energy, an energy services company and Peabody Energy, a coal company.

                            FLOWSERVE STOCK OWNERSHIP


This table shows beneficial ownership of Flowserve common stock by directors and executive officers at March 1, 2002. The named executive officers are the current Chief Executive Officer, Mr. Greer, and the other four current officers who were the highest paid in 2001 and one additional former officer. No individual director, nominee or executive officer owned more than 1% of the outstanding shares of Flowserve common stock. The total ownership shown for directors and executive officers as a group (including shares that could be purchased by exercise of stock options within 60 days after March 1, 2002) represents approximately 1.9% of outstanding shares. Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by the individual and his or her family members.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                      Exercisable Stock                    Number of Shares
                Name                                     Options (1)                         Owned (2) (3)
                ----                                  -----------------                    ----------------

Hugh K. Coble                                                 3,500                               12,990
Mark D. Dailey                                                7,966                               15,500
C. Scott Greer                                                   --                              123,000
Diane C. Harris                                               4,488                               17,057
George T. Haymaker, Jr.                                       3,900                               15,375
Renee J. Hornbaker                                           75,639                               35,775
Michael F. Johnston                                           8,203                               11,143
Charles M. Rampacek                                           3,500                               13,659
James O. Rollans                                              9,491                               10,105
William C. Rusnack                                           12,756                                7,500
George A. Shedlarski                                         77,260                               45,748
Kevin E. Sheehan                                              3,900                               19,163
Ronald F. Shuff                                              56,340                               62,956
Howard D. Wynn (4)                                           63,694                                8,033
                                                            -------                              -------

Directors and executive officers as a                       388,686                              467,003
group (17 individuals)

(1) Represents shares that the directors and officers had a right to acquire within 60 days through the exercise of stock options under a Flowserve stock option plan.

(2) For non-employee directors, includes shares deferred under the Director Deferral Plan and/or a Flowserve restricted stock plan over which they have no voting power as follows: Mr. Coble: 11,690; Ms. Harris: 13,757; Mr. Haymaker: 10,075; Mr. Johnston: 10,159; Mr. Rampacek: 8,659; Mr.
         Rollans: 9,409; Mr. Rusnack: 4,700; and Mr. Sheehan: 12,351.

(3) For executive officers, includes shares deferred under either a Flowserve restricted stock plan or an executive compensation plan over which they have no voting power as follows: Mr. Greer: 66,667; Mr.
         Dailey: 10,000; Ms. Hornbaker: 23,266; Mr. Shedlarski: 26,567; Mr.
         Shuff: 30,123; and Mr. Wynn: 3,468.

(4)      Retired from the Company effective February 28, 2002.

Compliance with director and officer reporting requirements

Section 16(a) of the Securities and Exchange Act of 1934 requires that directors and executive officers file reports with the SEC regarding their ownership of Flowserve stock and any changes in their ownership. We believe that all of these reports were filed on a timely basis in 2001.

                    OWNER OF MORE THAN 5% OF FLOWSERVE STOCK

The following shareholder reported to the Securities and Exchange Commission its ownership of more than 5% of Flowserve common stock. We know of no other shareholder holding 5% or more of Flowserve stock.

                    Name and address of                         Number of shares                Percent of
                     beneficial owner                                 owned             Flowserve common stock (1)
                    -------------------                         ----------------        --------------------------

Gabelli Funds, Inc. (2)                                             4,964,635                     11.0%
One Corporate Center
Rye, NY  10580

(1)      Based on the number of outstanding shares on March 1, 2002.

(2) Gabelli's report on its Amendment No. 11 to Schedule 13D dated as of January 10, 2002, covered interests owned or controlled by its affiliates and indicates that Gabelli, as consolidated with these affiliates, had sole power to vote 4,862,635 shares and sole power to dispose of 4,964,635 shares.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

This table summarizes the compensation for the CEO and the other four executive officers and one former officer who were the highest paid in 2001.

                                                                                    Long-Term Compensation (1)
                                                                                ---------------------------------
                                              Annual Compensation (1)                    Awards           Payouts
                                    ------------------------------------------  -----------------------   -------
                                                                                             Number of
                                                                    Other       Restricted   Securities
Name and                                                            Annual         Stock     Underlying     LTIP        All Other
Principal Position          Year      Salary         Bonus     Compensation(2)   Awards(3)    Options      Payouts   Compensation(4)
------------------          ----    ----------     ----------  ---------------  ----------   ----------   ---------  ---------------
C. Scott Greer              2001    $  662,978     $  186,000    $   55,927              0            0           0    $    2,699
Chairman of the Board,      2000       617,490        551,048             0              0            0           0         2,520
President and Chief         1999       304,615              0         6,077      1,856,250      700,000           0         8,077
Executive Officer (5)

Mark D. Dailey              2001       226,675         40,000             0              0        8,000           0           620
Vice President, Supply      2000       213,384        101,746         9,516              0        7,400           0        39,083
Chain and Continuous        1999        66,231              0        13,190        160,625        7,500           0        23,810
Improvement (6)

Renee J. Hornbaker          2001       296,308         62,000             0              0       11,000           0         6,810
Vice President and          2000       274,953        227,048             0              0       13,100           0         5,866
Chief Financial Officer     1999       259,587         45,866             0        286,875       15,000           0         9,863

George A. Shedlarski        2001       346,000         73,000             0              0       15,000           0         8,355
Vice President and          2000       347,692(7)     201,850             0              0       15,300           0         6,847
President Flow              1999       291,722         93,980             0              0       30,000           0         7,449
Solutions and Flow
Control Divisions

Ronald F. Shuff             2001       245,123         43,000             0              0        9,000           0         6,340
Vice President,             2000       224,338        135,739             0              0       11,700           0         5,604
Secretary                   1999       213,555         27,421             0              0       16,800           0         7,172
and General Counsel

Howard D. Wynn              2001       329,723              0             0              0            0           0        32,726
Former Vice President       2000       300,613        226,132             0              0       15,300           0         7,544
and President Pump          1999       286,846        111,852             0        286,875       15,000           0         9,215
Division (retired
February 28, 2002)

(1) Salary, annual bonus and long-term payouts may be deferred until retirement. Annual bonus and long-term payouts may also be deferred in the form of Flowserve stock.

(2) Amounts shown include tax adjustment payments on relocation allowances. The only other type of Other Annual Compensation was in the form of perquisites and except for Mr. Greer in 2001 was less than the level required for reporting. Prerequisites in 2001 for Mr. Greer included $7,500 for financial planning, $32,107 for club dues and $16,320 for a Company-provided auto.

(3) The number and value of restricted stock holdings of each of the named executive officers at December 31, 2001, were: Mr. Greer: 33,334 shares ($887,018); Mr. Dailey: 7,500 shares ($199,575); Ms. Hornbaker: 15,000 shares ($399,150). All values were calculated at the price of $26.61 per share, the December 31, 2001, closing price for Flowserve stock.

(4)      Company contributions to the 401(k) savings plan for 2001 were: Mr.
         Greer: $0; Mr. Dailey: $0; Ms. Hornbaker: $5,100; Mr. Shedlarski:
         $5,100; Mr. Shuff: $5,100; and Mr. Wynn: $5,100. Company-paid premiums in 2001 for life insurance were: Mr. Greer: $2,699; Mr. Dailey: $620; Ms. Hornbaker: $1,710; Mr. Shedlarski: $3,255; Mr. Shuff: $1,240; and Mr. Wynn: $2,626. A relocation benefit to Mr. Wynn in 2001 was $25,000.

(5) Upon joining the Company in July 1999, Mr. Greer received an interest-free loan in the amount of $325,738 in payment for the loss of equity in his home upon relocation. If Mr. Greer maintains employment for five years, the loan will be fully forgiven with pro rata forgiveness for lesser periods. He also received a payment of $450,000 upon his hiring by the Company in July 1999 in lieu of participation in the 1999 Annual Incentive Plan and 1999-2001 Long-Term Incentive Plan.

(6) Upon joining the Company in September 1999, Mr. Dailey received payment of $33,915 in lieu of participation in the 1999 Annual Incentive Plan and 1999-2001 Long-Term Incentive Plan and a signing bonus of $20,000.

(7) Amount shown excludes special lump sum of $21,000 paid to Mr. Shedlarski for additional responsibilities assumed.

                            2001 STOCK OPTION GRANTS

                                                                                        Potential Realizable Value at
                              Number of      % of Total                                 Assumed Annual Rates of Stock
                             Securities      Options to                                       Price Appreciation
                             Underlying      Employees   Exercise Price                       For Option Term (4)
                           Options Granted   in Fiscal    Per Share (2)    Expiration   -----------------------------
Name                             (1)            Year           (3)            Date          5%                10%
----                       ---------------   ----------  --------------    ----------   ----------         ----------

C. Scott Greer                       ___            ___       $    ___            ___            ___            ___


Mark D. Dailey                     8,000            2.7          27.12        7/17/11        136,480        345,760


Renee J. Hornbaker                11,000            3.7          27.12        7/17/11        187,660        475.420


George A. Shedlarski              15,000            5.0          27.12        7/17/11        255,900        648,300


Ronald F. Shuff                    9,000            3.0          27.12        7/17/11        153,540        388,980


Howard D. Wynn                       ___            ___            ___            ___            ___            ___


(1) All options have an exercise price equal to the fair market value of Flowserve stock on the date of grant and a 10-year life. They also have certain "limited rights" which, in general, provide for a cash payment of the value of the option in the event of a change in control of the Company.

(2) Annual option grants become exercisable in three installments beginning on the first anniversary of the grant date. Upon joining Flowserve in 1999, Mr. Greer received a special option grant that becomes exercisable in three installments beginning on the third anniversary of the grant date.

(3)      Incentive options included in 2001 option grants were as follows: Mr.
         Dailey: 6,800; Ms. Hornbaker: 5,305; Mr. Shedlarski: 4,024; and Mr.
         Shuff: 4,421.

(4) The calculation of potential realizable value assumes annual growth rates for each of the grants shown over their 10-year option term. For example, a $27.12 per share price with a 5% annual growth rate results in a stock price of $44.18 per share and a 10% rate results in a price of $70.34 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

           2001 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercisable and unexercisable, for the following executive officers.

                                                              Number of Securities Underlying        Value of Unexercised
                                                               Unexercised Options at Fiscal     In-the-Money Options at Fiscal
                                Shares                                    Year End                        Year End (1)
                               Acquired          Realized     -------------------------------    ------------------------------
Name                         on Exercise          Value       Exercisable      Unexercisable     Exercisable     Unexercisable
----                         -----------        ----------    -----------      -------------     -----------     -------------

C. Scott Greer                         0        $        0              0          700,000       $        0       $5,633,250


Mark D. Dailey                         0                 0          7,966           14,934           79,706           64,502


Renee J. Hornbaker                     0                 0         75,639           26,745          331,741          129,314


George A. Shedlarski              15,300(2)        234,528         77,260           35,200          474,325          185,835


Ronald F. Shuff                    9,000(3)        126,720         56,340           22,400          290,638          122,436


Howard D. Wynn                    34,490(4)         89,065         63,694           10,200          242,620            6,132

(1) The value of unexercised options is the difference between the option exercise price and the year-end stock price of $26.61 per share, multiplied by the number of option shares.

(2) Exercise price and withholding taxes paid through delivery of "already owned" shares upon exercise so the net increase was 10,197 shares of which 5,250 shares were immediately sold.

(3) Exercise price and withholding taxes paid through delivery of "already owned" shares upon exercise so the net increase was 4,234 shares.

(4)      All shares issued upon exercise were immediately sold.

                                  PENSION PLANS

Flowserve provides pension benefits to executive officers under Flowserve's qualified "cash balance" defined benefit pension plan and its non-qualified supplemental executive retirement plans. The supplemental plans provide benefits that plan participants cannot receive under the qualified plan because of Internal Revenue Code limits. Since July 1, 1999, when the Company's pension plan was converted to the cash balance design, participants accrue contribution credits based on age and years of service at the rate of 3% to 7% for qualified earnings up to the Social Security wage base and at the rate of 6% to 12% for qualified earnings in excess of the Social Security wage base. Qualified earnings include salary and annual incentive payments. For executive officers, including the executives listed below, contribution percentages are increased by 5% under provisions of the non-qualified plan. Participants also earn interest on the accrued cash benefit amount in their plan accounts. The following executives (except Messrs. Greer and Dailey) also received certain transitional benefits in their plan account balances when the Company converted to the cash balance plan. The estimated annual retirement annuities for the following officers at age 65 are:

                                                             Year Reaching                  Age 65
                                                                 Age 65               Annual Annuity (1)
                                                             -------------            ------------------
         C. Scott Greer                                          2015                       $671,824

         Mark D. Dailey                                          2023                        421,875

         Renee J. Hornbaker                                      2017                        362,601

         George A. Shedlarski                                    2009                        317,067

         Ronald F. Shuff                                         2017                        286,486

         Howard D. Wynn                                          2012                         --(2)

(1) The estimated annual pension benefits shown assume: (a) annual bonuses for all named executive officers equal to bonus at target; (b) a 7% interest factor; (c) retirement at age 65; and (d) a 5% annual increase in current salary until age 65.

(2)      Started early retirement as of February 28, 2002.

                  EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement with Mr. Greer as of July 1, 1999, for him to join the Company as President and Chief Operating Officer. Mr. Greer became Chief Executive Officer on January 1, 2000 and Chairman of the Board on April 20, 2000. Mr. Greer's employment agreement includes the following compensation: (i) annual base salary now equal to $670,670, subject to increase based on annual reviews, (ii) minimum annual bonus opportunity of no less than 75% of base salary and participation in the Long-Term Incentive Plan, (iii) a stock option grant to purchase 700,000 shares of Flowserve common stock and a restricted stock grant of 100,000 shares and (iv) an interest-free loan of $325,738, forgiven after five year's employment (or pro rata for shorter periods), in recognition of his willingness to promptly relocate and resulting loss of equity on his prior home.

Pursuant to an agreement commencing March 1, 2002, Mr. Wynn will receive certain payments equivalent to one-year salary continuation in addition to his retirement benefits to be paid over a one-year period.

CHANGE-IN-CONTROL ARRANGEMENTS

The Company maintains an executive severance plan covering Mr. Greer, Mr. Dailey, Ms. Hornbaker, Mr. Shedlarski, Mr. Shuff and certain other officers of the Company providing certain benefits. These benefits are paid in the event the officer's employment is terminated immediately prior to or within two years after a change-in-control and include the following payments: (i) three times the sum of the officer's base salary and the average of target awards under incentive plans, (ii) immediate vesting of non-exercisable stock-based compensation (iii) continuation of participation in certain employee benefit plans for three years and (iv) full reimbursement for certain potential excise tax liabilities.

                      REPORT OF THE COMPENSATION COMMITTEE

Committee membership and charter

The Compensation Committee of the Board consists of four directors, none of whom is a present or former officer or employee of the Company. The Board-adopted statement of purposes and responsibilities of the Compensation Committee states that the Committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation, and benefits that are internally equitable and externally competitive.

Committee compensation philosophy

Following that charter, and in order to tie compensation directly to performance, the Committee has adopted an "incentive-leveraged" compensation policy. This policy offers the Company's officers, including the Chief Executive Officer, the opportunity to supplement their base salaries with substantial cash and stock-based incentives when Company financial objectives are achieved.

Compensation benchmark evaluation process

The Committee has established for all officers, including the Chief Executive Officer, a compensation policy which would place the officers' total annual cash compensation (consisting of salary and annual incentive plan awards) at the fiftieth percentile of companies of comparable size, if the Company attains its target financial goals under its incentive plans. In addition, the Committee has established total compensation targets, which include long-term incentive targets in addition to annual cash compensation targets, which it believes represent the fiftieth percentile of total compensation for industrial companies of comparable size. The Committee established these benchmarks based on data received by the Committee from Hay Associates and Hewitt Associates to allow the Committee to consider overall executive compensation trends.

Incentive plans - 2001 overview

In 2001, the Company continued to maintain an annual incentive plan and long-term incentive plan. For 2001, the Company's Chief Executive Officer's target annual and long-term incentives were set, when combined, to be 125% of his individual salary reference rate if all goals were met.

In comparison, the total target combined annual and long-term incentives were set within a band of 95 to 115% of salary for other officers listed in the Summary Compensation Table on page 9.

Incentive Plans - 2001 goals

The Committee approved an earnings per share goal for the 2001 Annual Incentive Plan. This goal was then used to establish an aggregate incentive "award pool" for the Company which is designed to reinforce the direct linkage between corporate performance and officer awards. However, the Committee also authorized the CEO to utilize more discretion in 2001 in recommending the amount of actual award to be delivered from this pool for subsequent Committee approval. The Committee retained sole direct authority to set the CEO target and approve any CEO award under this Plan. The Committee intends to keep this basic plan design in effect for the 2002 Annual Incentive Plan.

The Committee decided to change the design of the Long-Term Incentive Plan design for the 2001 - 2003 plan cycle. For this cycle, the goals are based on a target of significant annual growth in Company earnings per share. The Long-Term goals in the Plan covering 1999 - 2001 and 2000 - 2002, which are EVA-based (and which thus require the Company to earn "economic value added" over the Company's calculated cost of capital for awards), were unaffected. The Company intends to continue the Long-Term Incentive Plan design implemented in 2001 for the 2002-2004 cycle.

Incentive plans - 2001 results

For 2001, the CEO and the other named officers received significantly reduced Annual Incentive Plan awards as compared to 2000. This result occurred despite the fact that the Company reported earnings per share, before special items, of $1.42 per share for 2001, as compared to the counterpart 2000 results of $1.35 per share. The primary reason for this annual award reduction was that the Company fell short of its internal 2001 financial goals, although the Company did improve over the counterpart 2000 results.

Despite this year-over-year financial improvement, the Committee authorized no awards under the Long-Term Incentive Plan cycle for the three-year period ending December 31, 2001, since applicable EVA goals under this cycle were not attained.

Stock-based compensation

Stock Options. With regard to stock options, the Committee has adopted a stock option plan administration policy under which options are normally granted annually to officers and selected key employees, as a part of their long-term incentive compensation targets, to better link the objectives of management and shareholders. However, Mr. Greer did not receive a grant in 2001 since he received a special recruitment grant when he joined the Company in 1999.

For 2002, the Company intends to continue the stock option granting program. Mr. Greer will first become eligible, under the terms of his hiring agreement, to begin participation in the stock option granting program on July 1, 2002.

Restricted Stock. None of the officers listed in the Summary Compensation Table received restricted stock grants in 2001. The Committee normally awards these grants only under special circumstances.

Stock ownership guidelines

The Committee, as part of its review of stock-based compensation, adopted personal stock ownership guidelines for all the Company officers. These guidelines require personal equity holdings equal to four times salary for the Chief Executive Officer and two times salary for the other officers within a prescribed period. Officers failing to meet their personal ownership target are subject to partial forfeiture of their eligibility for awards under the annual stock option granting program.

Tax deductibility of executive compensation

The Committee has not formally adopted a policy with regard to qualifying executive compensation plans for tax deductibility under Internal Revenue Code
Section 162(m), since the Company has never yet been affected by this provision. The Committee currently believes that the Company should be able to continue to manage the executive compensation program so as to preserve the related federal income tax deductions, although individual exceptions may occur.


        George T. Haymaker, Jr. (Chair)
        Hugh K. Coble
        Michael F. Johnston
        Kevin E. Sheehan

                            STOCK PERFORMANCE GRAPHS


                                     [GRAPH]


This graph compares the most recent five-year performance of Flowserve common stock with the S&P 500 Index and S&P Machinery (Diversified) - 500 Index. It shows an investment of $100 on December 31, 1996, and the reinvestment of any dividends.

                                               1996         1997         1998         1999         2000         2001
                                             --------     --------     --------     --------     --------     --------
Flowserve Corporation                        $ 100.00     $ 105.11     $  63.84     $  67.71     $  85.14     $ 105.99
S&P 500 Index                                $ 100.00     $ 133.36     $ 171.48     $ 207.56     $ 188.66     $ 166.24
S&P Machinery (Diversified) - 500 Index      $ 100.00     $ 132.28     $ 110.09     $ 130.16     $ 124.87     $ 129.07

                                     [GRAPH]

This graph compares the 2001 performance of Flowserve common stock with the S&P 500 Index and S&P Machinery (Diversified) - 500 Index. It shows an investment of $100 on December 31, 2000, and the reinvestment of any dividends.

                                               2000         2001
                                             --------     --------
Flowserve Corporation                        $ 100.00     $ 124.49
S&P 500 Index                                $ 100.00     $  88.11
S&P Machinery (Diversified) - 500 Index      $ 100.00     $ 103.37

                      REPORT OF THE AUDIT/FINANCE COMMITTEE


The Audit/Finance Committee of the Flowserve Corporation Board of Directors is composed of four independent directors. The Committee operates under a written charter adopted by the Board of Directors. A copy of that charter was an attachment to last year's proxy statement.

All directors who serve on the Committee are "independent" for purposes of the New York Stock Exchange listing standards. The members of the Committee are listed at the end of this report.

Management has primary responsibility for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on this audit. The Committee's responsibility is to monitor and oversee this process, including the selection of the independent accountants.

In this context, the Committee has met and held discussions with management on the Company's consolidated financial statements. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has relied upon this representation without any independent verification, except for the work of the independent accountants. The Committee also discussed these statements with the Company's independent accountants and has relied upon their reported opinion on these financial statements.

The Committee further discussed, with the independent accountants, matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications), including the independence of these accountants. During this review, the Company's independent accountants also provided to the Committee the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the principal accountant's provision of non-audit services were compatible with maintaining the accountant's independence in conducting the annual audit and concluded that no conflict existed.

Based upon the Committee's discussion with management and the independent accountants, and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.



                      Diane C. Harris (Chair)
                      William C. Rusnack
                      James O. Rollans
                      Charles M. Rampacek

                             OTHER AUDIT INFORMATION

Relationship with independent accountants

PricewaterhouseCoopers LLP ("PwC") began service as the Company's independent accounting firm in 2000. In this role, PwC audits the financial statements of the Company. The Audit/Finance Committee reviews the fees and services provided by PwC, including both annual audit work and other work. This Committee also reviews any factors that could impact the independence of PwC in conducting the audit.

The following chart summarizes the fees for professional services incurred by the Company for the audit of its 2001 financial statements and the other fees billed to the Company by PwC in 2001. In general, the Company has followed the policy of retaining PwC for additional services which are logically related to or natural extensions of the annual audit.

                     Type of Service                                         Amount
                     ---------------                                         ------

AUDIT FEES                                                                 $1,540,541

FINANCIAL INFORMATION SYSTEMS DESIGN
AND IMPLEMENTATION FEES                                                             0

ALL OTHER FEES
    Tax Services                                         $ 790,435
    Financial Due Diligence                                187,608
    SEC Registration Support                               142,954
    Benefit Plan Audits                                     39,500
    Other                                                  275,150
                                                         ---------

    TOTAL OTHER FEES                                                       $1,435,647

Representatives from PwC will be at the annual meeting to make a statement, if they choose, and will be available to respond to appropriate questions.

                                  DETACH HERE

                             FLOWSERVE CORPORATION

            PROXY FOR ANNUAL SHAREHOLDERS' MEETING - APRIL 18, 2002 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned hereby appoints C. SCOTT GREER and KEVIN E. SHEEHAN, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Flowserve Corporation which the undersigned is entitled in any capacity to vote if personally present at the 2002 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:00 a.m. on Thursday, April 18, 2002, at the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas, and at any adjournment thereof, upon the election of directors as listed on the reverse side of this proxy and more fully described in the Notice of 2002 Annual Meeting of Shareholders and Proxy Statement, dated March 18, 2002, and upon all matters presented at the Annual Meeting but not known to the Board of Directors at a reasonable time before the solicitation of this proxy.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

             (CONTINUED, AND TO BE DATED AND SIGNED, ON OTHER SIDE)

                                  DETACH HERE

                        (Continued from the other side)

1. Election of three directors each for a three-year term.

 [ ] FOR all nominees listed below          [ ]  WITHHOLD AUTHORITY
     (except as marked to the contrary           to vote for all nominees listed
     below)                                      below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below:

         Michael F. Johnston    Charles M. Rampacek    Kevin E. Sheehan

                                    DATE:                                   2002
                                           --------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                    SIGNATURE(S) OF SHAREHOLDER(S)

                                    PLEASE SIGN AS NAME(S) APPEAR AT LEFT.
                                    EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                    GUARDIANS AND OTHERS SIGNING IN A
                                    REPRESENTATIVE CAPACITY, SHOULD
                                    INDICATE THE CAPACITY IN WHICH THEY
                                    SIGN. AN AUTHORIZED OFFICER MAY SIGN
                                    ON BEHALF OF A CORPORATION AND SHOULD
                                    INDICATE THE NAME OF THE CORPORATION
                                    AND HIS OR HER CAPACITY.